Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and consolidated financial statement schedule of MWI Veterinary Supply, Inc. and the effectiveness of MWI Veterinary Supply, Inc.’s internal control over financial reporting dated November 20, 2007, appearing in the Annual Report on Form 10-K of MWI Veterinary Supply, Inc. for the year ended September 30, 2007.

/s/ DELOITTE & TOUCHE LLP
Boise, Idaho
February 15, 2008